Exhibit 5.1

September 26, 2011

Board of Directors
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360

Re:	Horizon Bancorp Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Horizon Bancorp (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by selling securityholders of up to 12,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) and to the resale of depositary shares in lieu of fractional shares of the Series B Preferred Stock (the “Depositary Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Articles of Incorporation, as amended (the “Articles”), (ii) the Company’s Bylaws, as amended (the “Bylaws”), (iii) resolutions adopted by the Board of Directors of the Company, (iv) the Securities Purchase Agreement between the Company and the Secretary of the Treasury (the “Treasury”) dated August 25, 2011 (the “Agreement”), and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Indiana.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

(i) the shares of Series B Preferred Stock have been duly authorized by the Company and are validly issued, fully paid and nonassessable, and

(ii) with respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company deemed acceptable to the Treasury in accordance with the Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s Articles or Bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series B Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and any applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

Horizon Bancorp
September 26, 2011

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP